Oppenheimer International Growth Fund
NSAR Exhibit – Item 77Q

Post−Effective Amendment No. 25 (3-28-12) to the Registration Statement of Oppenheimer International Growth Fund (the "Registrant"), Accession Number 0000728889-12-000478, which includes Amendment No. 3 to the Second Amended and Restated Declaration of Trust, is hereby incorporated by reference in response to Item 77Q of the Registrant's Form N−SAR.